EXHIBIT 5.1

November 3, 2010

Uranium Resources Inc.

405 State Highway Bypass 121

Building A, Suite 110

Lewisville, Texas  75067

Gentlemen:

We have acted as counsel for Uranium Resources, Inc. (the “Company”) and are rendering this opinion in connection with the issuance and sale of an aggregate amount of up to 8,222,500 shares of the Company’s Common Stock, $0.001 par value (the “Common Shares”), of which 7,150,000 Common Shares are the “Firm Shares” and up to an additional 1,072,500 Common Shares are the “Optional Shares,” which may be issued and sold pursuant to an underwriter’s over-allotment option (the Firm Shares and the Optional Shares being collectively referred to herein as the “Shares”), in accordance with an underwriting agreement by and between the Company and Roth Capital Partners LLC dated October 29, 2010 (the “Underwriting Agreement”).  The offering and sale of the Shares was registered pursuant to the Registration Statement on Form S-3 (File No. 333-166647), as thereby amended from time to time (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K of the Company filed on November 1, 2010, (iii) the Certificate of Incorporation and Bylaws of the Company, each as amended to date and (iv) such other certificates, statutes and other instruments and documents, including resolutions of the Board of Directors of the Company, as we considered appropriate for purposes of the opinion hereafter expressed. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, the truthfulness of all statements of fact contained therein, and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.

We do not express any opinion herein on any laws other than the federal laws of the United States, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor as provided for in the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement.

/s/ BAKER & HOSTETLER LLP